Exhibit h(18)

ETF TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of the last day written on the signature page by and between STONE RIDGE TRUST, a Delaware statutory trust, (the “Trust”), on behalf of each series listed on Exhibit A hereto (as amended from time to time) (the “Funds” or the “ETF Series”), U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”) and STONE RIDGE ASSET MANAGEMENT LLC (the “Adviser”), which is a party hereto with respect to only Sections 5 and 7 of this Agreement.

WHEREAS, the Trust is a series trust that consists of multiple series that include the ETF Series. Each ETF Series issues shares of beneficial interest (“Shares”). The Shares shall be created and redeemed in bundles called “Creation Units.” Each ETF Series shall create and redeem Shares of each ETF Series only in Creation Units principally in kind or in cash for portfolio securities of the particular ETF Series (“Deposit Securities”), as more fully described in the current prospectus and statement of additional information of a Fund, included in the Trust’s registration statement on Form N-1A; and as authorized by regulation. Only brokers or dealers that are “Authorized Participants” and that have entered into an Authorized Participant Agreement with Foreside Financial Services, LLC, the Fund’s Distributor (the “Distributor”), acting on behalf of the relevant Fund, shall be authorized to create and redeem Shares in Creation Units from a Fund. The Trust wishes to engage Fund Services to perform certain services on behalf of the Funds with respect to the creation and redemption of Shares, as the Trust’s agent, namely to provide transfer agent services for Shares of each ETF Series; and to act as Index Receipt Agent (as such term is defined in the rules of the National Securities Clearing Corporation (“NSCC”)) with respect to the settlement of trade orders with Authorized Participants. The Trust has engaged U.S. Bank, National Association (the “Custodian”) to provide custody services under the terms of a Custody Agreement for the settlement of Creation Units against Deposit Securities and/or cash that shall be delivered by Authorized Participants in exchange for Shares and the redemption of Shares in Creation Unit size against the delivery of Redemption Securities and/or cash of each ETF Series.

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust will ordinarily issue for purchase and redeem Shares only in aggregations of a specified number of Shares known as Creation Units principally in kind or in cash;

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee Cede & Company, will be the registered owner (the “Shareholder”) of all Shares; and

WHEREAS, the Trust desires to retain Fund Services as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities to each Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Fund Services as Transfer Agent

The Trust hereby appoints Fund Services as transfer agent of each Fund on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.

2.	Services and Duties of Fund Services

(I)    Fund Services shall provide the following transfer agent and dividend disbursing agent services to the Trust with respect to each Fund:

A.	Facilitate purchases and redemptions of Creation Units;

B.	Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable Fund;

C.	Maintain the record of the name and address of the Shareholder and the number of Shares issued by the Trust and held by the Shareholder;

D.

Record the issuance of Shares of each Fund and maintain a record of the total number of Shares of the Fund that are outstanding, and, based upon data provided to it by the Trust or the Fund, the total number of authorized Shares. Fund Services shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares.

E.

Prepare and transmit to the Trust and the Trust’s administrator and/or sub-administrator and to any applicable securities exchange (as specified to Fund Services by the Trust) information with respect to purchases and redemptions of Shares;

F.

On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to Trust administrator or accounting service provider, as applicable, and the Trust the number of outstanding Shares;

G.

On days that the Trust may accept orders for purchases or redemptions (pursuant to the Authorized Participant Agreement), transmit to Trust administrator or accounting service provider, as applicable the Trust and DTC the amount of Shares purchased on such day;

H.	Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;

I.	Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

J.

Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;

K.	Maintain those books and records of the Trust specified by the Trust and agreed upon by Fund Services;

L.

Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such business day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

M.

Receive from the Distributor or from its agent purchase orders from Authorized Participants (as defined in the Authorized Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Trust by the Distributor, transmit appropriate trade instructions to the NSCC, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Trust and hold such Shares in the account of the Shareholder for each of the Funds;

N.

Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to the Trust’s custodian, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the NSCC, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder for each of the Funds; and

O.	Confirm the name, U.S. taxpayer identification number and principle place of business of each Authorized Participant.

In addition to the services set forth above, Fund Services shall: perform the customary services of a transfer agent and dividend disbursing agent, including, but not limited to, maintaining the account of the Shareholder; and obtaining at the request of the Trust from the Shareholder a list of DTC participants holding interests in the Global Certificate.

Fund Services shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations under the 1940 Act and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”), all such books and records shall be the property of the Trust, will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

3.	Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that Fund Services has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the

Securities Exchange Act of 1934, as amended. Costs associated with such searches will be passed through to the Trust as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit B hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes Fund Services to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state, to enter into agreements with vendors to conduct such additional searches, and to charge the costs of such additional searches to the account of the lost shareholder.

4.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Trust acknowledges that it had an opportunity to review and consider the written procedures provided by Fund Services describing various processes used by Fund Services which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and identity theft prevention program responsibilities, are reasonably designed to help: (i) prevent each Fund from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, the USA Patriot Act of 2001, the Fair and Accurate Credit Transactions Act of 2003, and the implementing regulations thereunder (together “AML Rules”).

Based on this determination, the Trust hereby instructs and directs Fund Services to implement the Procedures, as applicable, on the Trust’s behalf, as such may be amended from time to time. It is contemplated that these Procedures will be amended from time to time by Fund Services and any such amended Procedures will be provided to the Trust. Should the Trust desire that Fund Services perform services not provided for in the Procedures, such additional services and the associated cost must be specifically detailed in the attached fee schedule.

The Trust acknowledges and agrees that although it is directing Fund Services to implement the Procedures on its behalf, Fund Services is implementing the Procedures as a service provider to the Trust and the Trust is and remains ultimately responsible for complying with all applicable laws, rules, and regulations with respect to anti-money laundering, customer identification, identity theft prevention, economic sanctions, and terrorist financing, whether under the AML Rules, or otherwise, such as, the establishment and board adoption of its own formal anti-money laundering program and the designation of its own anti-money laundering officer, as applicable.

The Trust further acknowledges and agrees that certain portions of the Procedures are applicable to certain products, entities, structures, or geographies and, accordingly, certain portions of the Procedures may not be implemented with respect to the Trust. The Trust has had the opportunity to discuss the Procedures with Fund Services, and the Trust understands and agrees which portions of the Procedures may not be implemented on behalf of the Trust. Without limitation of the foregoing, Fund Services shall not be responsible for providing anti-money laundering or customer identification services with respect to certain intermediary or dealer-controlled customer accounts (i.e., level 0 sub-accounts through the Fund/SERV system operated by the National Securities Clearing Corporation) and other fund client relationships where there is a sub-transfer agency or similar arrangement between the Trust and the intermediary.

The Trust hereby directs, and Fund Services acknowledges, that Fund Services shall (i) permit federal regulators access to such information and records maintained by Fund Services and relating to Fund Services’ implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect Fund Services’ implementation of the Procedures on behalf of the Trust.

5.	Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). Fund Services shall also be reimbursed for such miscellaneous expenses as set forth in Exhibit B as are reasonably incurred by Fund Services in performing its duties hereunder. The Adviser shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Adviser shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Adviser is disputing any amounts in good faith. The Adviser shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.

6.	Representations and Warranties

A.	The Trust hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)

A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to or promptly following the effective date of this Agreement (and in any case prior to the public offering of shares) and will remain effective during the remaining term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares;

(5)

All records of the Trust (including, without limitation, all shareholder and account records) provided to Fund Services by the Trust or by a prior transfer agent of the Trust are accurate and complete and Fund Services is entitled to rely on all such records in the form provided; and

(6)

The Trust has a reasonable belief that it knows the true identity of all shareholders of the Trust as of the date of this Agreement including, to the extent applicable, the beneficial owners of such shareholders, and Fund Services is entitled to rely on such identification by the Trust.

B.	Fund Services hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

7.	Standard of Care; Indemnification; Limitation of Liability

A.

Fund Services shall exercise reasonable care in the performance of its duties under this Agreement. Neither Fund Services nor any of its affiliates or suppliers shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Trust, any Fund, the Adviser or any other service provider to the Trust or Adviser, a Fund, or any employee of the foregoing; or for any loss suffered by the Trust, a Fund, or any third party in connection with Fund Services’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Fund Services’ reasonable control, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if Fund Services has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless Fund Services and its affiliates and suppliers from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that Fund Services or its affiliates and suppliers may sustain or incur or that may be asserted against Fund Services or its affiliates and suppliers by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Fund Services by any duly authorized officer of the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees.

Fund Services shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement, or from Fund Services’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

In no case shall any party be liable to any other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS shall as promptly as possible under the circumstances notify the Trust in the event of any service interruption that materially impacts USBFS’ services under this Agreement. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services. Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect Fund Services’ premises and operating capabilities, books and records maintained on behalf of the Trust at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense. Fund Services shall promptly notify the Trust upon discovery of any material administrative error, and shall consult with the Trust about the actions it intends to take to correct the error prior to taking such actions. A “material administrative error” means any error which the Trust’s management, including its Chief Compliance Officer, would reasonably need to know to oversee Trust compliance. Moreover, Fund Services shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.

Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense.

B.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If Fund Services is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

8.	Data Necessary to Perform Services

The Trust or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

9.	Proprietary and Confidential Information

A.

Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted governmental or regulatory authorities with jurisdiction over Fund Services, provided that to the extent permitted by law or regulation, Fund Services shall provide the Trust prior notice to such disclosure; or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, Fund Services will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

B.

The Trust agrees on behalf of itself and its trustees, officers, and employees to treat confidentially and as proprietary information of Fund Services, all non-public information relative to Fund Services (including, without limitation, information regarding Fund Services’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by Fund Services, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by Fund Services. Information which has become known to the public through no wrongful act of the Trust or any of its employees, agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from Fund Services, shall not be subject to this paragraph.

C.

Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of Fund Services as a service provider, redacted copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) Fund Services shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

10.	Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. Notwithstanding the foregoing, Fund Services may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

11.	Compliance with Laws

A.

The Trust has and retains primary responsibility for all compliance matters relating to the Trust, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA PATRIOT Act of 2001 and the policies and limitations of each Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information. Fund Services’ duties hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto. The foregoing shall not affect Fund Services’ responsibilities for compliance and related matters delegated to Fund Services by the Trust as expressly provided herein. Fund Services shall comply with changes to all regulatory requirements affecting its services to the Trust and shall implement any necessary modifications to the services prior to the deadline imposed, or extensions authorized by, the regulatory or other governmental body having jurisdiction for such regulatory requirements.

B.

The Trust shall immediately notify Fund Services if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current Prospectus, or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the services provided under this Agreement.

C.

If, and to the extent that, the General Data Protection Regulation (EU) 2016/679, as amended (“GDPR”) or the Cayman Islands Data Protection Law, 2017, as amended (“DPL”), are applicable to Fund Services and the Trust the following provisions shall apply:

(1)

The parties agree Fund Services is a “Data Processor” under GDPR and DPL, as applicable, in the performance of its services under this the Agreement. Notwithstanding the foregoing, the parties agree Fund Services is a “Data Controller” under GDPR and DPL, as applicable, solely for the purpose of fulfilling its own pre-contractual AML/KYC new fund client onboarding obligations. In either case, the Trust shall ensure that all necessary and appropriate consents, disclosures and notices, including data subject consents, are in place to enable the processing of “Personal Data” (as defined by GDPR and DPL) by Fund Services, the transfer of Personal Data to Fund Services, and the transfer of Personal Data by Fund Services to third countries or regulatory organizations.

(2)

The parties further agree the Trust is a “Data Controller” under GDPR and DPL, as applicable. The Trust, either alone or jointly with others, determines or controls the content, use, purpose and means of processing the Personal Data.

(3)

Fund Services shall process the Personal Data: (i) in accordance with instructions of the Trust pursuant to this Agreement and any authorized persons list executed pursuant thereto, for the purpose of discharging Fund Services’ obligations under the Agreement; and (ii) when required by law or regulation, or required or requested by any court or regulator (each a “Processing Order”) to which Fund Services is subject. In the event Fund Services receives a request to process Personal Data pursuant to any Processing Order, it shall, to the extent legally permissible and reasonably practicable under the circumstances, notify the Trust prior to processing.

(4)	The Trust is solely responsible for developing and implementing its internal policies and procedures with respect to GDPR and DPL.

(5)	Fund Services shall:

i.	ensure that persons handling Personal Data on its behalf are subject to confidentiality obligations similar to those contained in this Agreement;

ii.	implement appropriate technical and organizational measures to protect Personal Data including against unauthorized or unlawful processing and against accidental loss, damage or destruction;

iii.

only appoint sub-processors with the prior written consent of the Trust (standing instructions or general written authorization are sufficient), and only if the sub-processors provide sufficient guarantees in writing to Fund Services that they have implemented appropriate technical and organizational measures in such a manner that processing will comply with GDPR and DPL, as applicable[1];

iv.	beyond the initial appointment, inform the Trust of any intended material changes concerning the addition or replacement of sub-processors, thereby giving the Trust the opportunity to object;

v.

taking into account the nature of the processing, reasonably assist the Trust by appropriate technical and organizational measures, insofar as possible, to enable the Trust to comply with its obligation to respond to requests for exercising a data subject’s rights under GDPR or DPL;

vi.

provide reasonable assistance to the Trust in ensuring their compliance with obligations regarding Personal Data breaches, data protection impact assessments and prior consultation subject to the nature of the processing and the information reasonably available to Fund Services, and inform the Trust of Personal Data breaches without undue delay;

vii.

at the written direction of the Trust, delete or return all Personal Data to the Trust after the end of the provision of services under the Agreement relating to processing, and delete existing copies of Personal Data unless applicable law or internal data retention or backup procedures require the storage of such Personal Data; and

viii.

make available to the Trust all information reasonably necessary to demonstrate compliance with GDPR or DPL, as applicable, and allow for and reasonably cooperate with audits, including inspections, conducted by the Trust or its auditor; and immediately inform the

1 For the avoidance of doubt, Fund Services’ affiliates and third party software providers will be used as sub-processors under this Agreement, and the Trust hereby authorizes such use.

Trust if, in its opinion, the Trust’s instructions regarding this subsection infringes on GDPR or DPL.

(6)

Each party shall comply with any other applicable law or regulation which implements GDPR and DPL in relation to the Personal Data. Nothing in the Agreement shall be construed as preventing either party from taking such other steps as are necessary to comply with GDPR, DPL or any other applicable data protection laws.

12.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Trust by written notice to Fund Services, Fund Services will promptly, upon such termination and , except in the case of a material breach by USBFS, in which case all expenses shall be borne by USBFS, at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Fund Services has maintained the same, the Trust shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust. The Trust shall also pay any fees associated with record retention and/or tax reporting obligations that Fund Services is obligated under applicable law, regulation, or rule to continue following the termination.

13.	Term of Agreement; Amendment

A.

This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of one (1) year. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.

B.

Subject to Section 14, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.

Fund Services may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Funds or the Trust would cause Fund Services or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, provided that in such event Fund Services shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds or the Trust to a successor service provider.

D.

This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. However, this cure period only applies to the first two such breaches of the same material term of this Agreement. The Trust may terminate this Agreement after the third such breach of the same material term of this Agreement. The foregoing shall not preclude the Trust from seeking any and all remedies available under this Agreement.

E.	This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and approved or ratified by the Trust’s Board of Trustees.

15.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund Services, or by Fund Services without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

16.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

17.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.	Invalidity

Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by email to the other party’s address set forth below:

Notice to Fund Services shall be sent to:

U.S. Bank Global Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

Notice to the Fund shall be sent to:

Stone Ridge Trust

One Vanderbilt Avenue, 65th Floor New York, NY 10017

Attention: General Counsel

Phone: (212) 202-3138

Email: LegalNotices@stoneridgeam.com

With a copy to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199

Attention: Elizabeth J. Reza

Phone: (617) 951-7000

Fax: (617) 951-7050

20.	No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement.

21.	Multiple Originals

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

14.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

15.	Trust Limitations

This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually, but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. Nothing in this Agreement shall have any effect on any series of Stone Ridge Trust that is not listed in Exhibit A.

SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

STONE RIDGE TRUST
On behalf of each of the Funds individually and not jointly

By: /s/Lauren D. Macioce
Name: Lauren D. Macioce
Title: Secretary
Date: September 3, 2024

U.S. BANCORP FUND SERVICES, LLC

By: /s/ Gregory Farley
Name: Gregory Farley
Title: Sr. Vice President
Date: September 6, 2024

STONE RIDGE ASSET MANAGEMENT LLC
As a party to Sections 5 and 7 of this Agreement only

By: /s/Lauren D. Macioce
Name: Lauren D. Macioce
Title: CCO & General Counsel
Date: September 3, 2024

Exhibit A

Transfer Agent Servicing Agreement

Separate ETF Series of Stone Ridge Trust

Name of Series

Stone Ridge 2048 Longevity Income ETF

Stone Ridge 2049 Longevity Income ETF

Stone Ridge 2050 Longevity Income ETF

Stone Ridge 2051 Longevity Income ETF

Stone Ridge 2052 Longevity Income ETF

Stone Ridge 2053 Longevity Income ETF

Stone Ridge 2054 Longevity Income ETF

Stone Ridge 2055 Longevity Income ETF

Stone Ridge 2056 Longevity Income ETF

Stone Ridge 2057 Longevity Income ETF

Stone Ridge 2058 Longevity Income ETF

Stone Ridge 2059 Longevity Income ETF

Stone Ridge 2060 Longevity Income ETF

Stone Ridge 2061 Longevity Income ETF

Stone Ridge 2062 Longevity Income ETF

Stone Ridge 2063 Longevity Income ETF

Stone Ridge 2048 Inflation-Protected Longevity Income ETF

Stone Ridge 2049 Inflation-Protected Longevity Income ETF

Stone Ridge 2050 Inflation-Protected Longevity Income ETF

Stone Ridge 2051 Inflation-Protected Longevity Income ETF

Stone Ridge 2052 Inflation-Protected Longevity Income ETF

Stone Ridge 2053 Inflation-Protected Longevity Income ETF

Stone Ridge 2054 Inflation-Protected Longevity Income ETF

Stone Ridge 2055 Inflation-Protected Longevity Income ETF

Stone Ridge 2056 Inflation-Protected Longevity Income ETF

Stone Ridge 2057 Inflation-Protected Longevity Income ETF

Stone Ridge 2058 Inflation-Protected Longevity Income ETF

Stone Ridge 2059 Inflation-Protected Longevity Income ETF

Stone Ridge 2060 Inflation-Protected Longevity Income ETF

Stone Ridge 2061 Inflation-Protected Longevity Income ETF

Stone Ridge 2062 Inflation-Protected Longevity Income ETF

Stone Ridge 2063 Inflation-Protected Longevity Income ETF

Exhibit B

Fund Transfer Agent Servicing Agreement Fee Schedule

Exhibit C

Fund Transfer Agent Servicing Agreement

“As of” Processing Policy

Fund Services will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which Fund Services is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least 1⁄2 cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. Fund Services will reset the “as of” ledger each calendar month so that any losses which do not exceed the materiality threshold of 1⁄2 cent will not be carried forward to the next succeeding month. Fund Services will notify the adviser to the Fund on the daily share sheet of any losses for which the adviser may be held accountable.